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                                                                     EXHIBIT 4.5

                                PLEDGE OF SHARES



BETWEEN THE UNDERSIGNED:

- NationsBank, N.A., acting as agent (the "Agent") on behalf and for the account of the lenders (the "Lenders") parties from time to time to that certain credit agreement (the "Credit Agreement") dated as of June 26, 1998, by and among Moll Industries, Inc., the Agent, the Lenders and Anchor Holdings, Inc., the Agent having an address at 101 N. Tryon Street, 15th floor, Charlotte, North Carolina, 28202 USA,


                                                  Hereafter called the "Pledgee"


                                                                 On the one hand


AND

- Moll Plastics, LLC, a company having its registered office at c/o Moll Industries, Inc., 151 Hell Quaker Blvd, Lavergne, TN 37086, USA,

and

- Moll Industries, LLC, a company having its registered office at c/o Moll Industries, Inc., 151 Hell Quaker Blvd, Lavergne, TN 37086, USA,

                                                     Hereafter called "Pledgors"


                                                               On the other hand

WHEREAS:

Pledgors possess together 500 shares of Moll Plastics SARL (the "Company"), a French company having its registered office at 10 chemin des Barres ZI de Crissey 71100 Chalon sur Saone. Moll Plastics, LLC, possesses 493 shares of the Company and Moll Industries, LLC, possesses 7 shares of the Company. The Company's corporate purpose is taking participations, the management of the above-mentioned participations, and more generally all industrial operations in the field of the plastics industries. The Company has been established pursuant to a private deed dated August 27, 1997. The Company's share capital is 50.000
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francs divided into 500 shares of 100 francs each, numbered from 1 to 500, entirely paid-up.

A condition precedent to the making of financial accommodations by the Lenders to Moll Industries, Inc., pursuant to the Credit Agreement is the execution and delivery hereof by the Pledgors.

PLEDGE

By the present pledge agreement, Pledgors pledge to the Pledgee the shares of the Company, in the proportion as follows: (i) Moll Plastics, LLC, pledges 320 shares of the Company, and (ii) Moll Industries, LLC, pledges 7 shares of the Company.

This pledge is granted as caution reelle to secure all obligations and liabilities of Moll Industries, Inc., to the Agent and the Lenders under, in connection with and related to the Credit Agreement, as amended, restated, modified and supplemented from time to time.

The present pledge is extended to all increases, products and accessories, as well as in general to all rights proceeding from these shares or as a complement, including the case of exchange, regroupment, or division, free attribution, cash subscription or otherwise, these rights being automatically incorporated in the present pledge without these operations implying a novation to the rights and securities that the Pledgee holds from the present pledge agreement.

Each of the Pledgors hereby expressly waives any right it may have pursuant to articles 2021 and 2026 of the Civil Code and hereby further waives any right it may have to be subrogated to or to be substituted in respect of the Pledgee by virtue of any payment under this pledge agreement upon enforcement of the pledge until the Lenders have been fully paid. It is therefor agreed that the in rem security granted by each of the Pledgors constitutes an in solidum guarantee (cautionnement solidaire).

REGISTRATION - NOTIFICATION

The present pledge agreement will be registered at the cost of Pledgors and will be notified to the Company in conformity with the provisions of article 2075 of the Civil Code.

APPROVAL OF PLEDGE

The present pledge has been authorized by an Extraordinary General Assembly of the Company dated June 15, 1998, and a transferee of the shares so pledged has been approved as a possible shareholder.

FORECLOSURE OF THE PLEDGE
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Upon the occurrence of "Event of Default" under the Credit Agreement and during the continuation thereof, the Pledgee may, ten days after a simple notification, request the realization of the present pledge in conformity with article 93 of the French Commercial Code or article 2078 of the Civil Code.

FEES

The fees and rights resulting from the present pledge as well as those that will arise as a result of the sale of shares if it happens will be borne by Pledgors.

GOVERNING LAW

This pledge agreement is governed and construed in accordance with French law.


                              Executed in New York

                                  June 26, 1998

                                 6 counterparts


In witness of which the parties have signed the present contract.

Nationsbank, N.A.

By:      /s/ Johns N. Ellington
         -------------------------
Name:    Johns N. Ellington
Title:   Vice President


Moll Plastics, LLC                            Moll Industries, LLC

By:      /s/ George T. Votis                  By:      /s/ George T. Votis
         -------------------                           -------------------
Name:    George T. Votis                      Name:    George T. Votis
Title:   Manager                              Title:   Chairman and CEO of Moll
                                                       Industries, Inc., Manager